UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2016

ZELTIQ Aesthetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100

Pleasanton, CA 94588

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 474-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2016, the Board of Directors ZELTIQ Aesthetics, Inc. appointed David J. Endicott to be a director of ZELTIQ and a member of the Compensation Committee. Mr. Endicott will be entitled to compensation under ZELTIQ’s standard compensation arrangements for non-employee directors, which is as follows for a member of the Board and Compensation Committee:

•	an annual cash fee for service as a director during the year of $50,000;

•	an annual cash fee for service as a member of the Compensation Committee of $6,000;

•	an initial restricted stock unit for the number of shares equal to $300,000 divided by the fair market value per share of ZELTIQ common stock as of the date of appointment, which will vest monthly over three years, subject to the continuous service with the company, which vesting will accelerate in full upon a change in control of the company; and

•	on the date of each company annual meeting of stockholders an annual restricted stock unit for the number of shares equal to $175,000 divided by the fair market value per share of ZELTIQ common stock as of the date of grant, which will vest monthly over one year, subject to the continuous service with the company, which vesting will accelerate in full upon a change in control of the company.

Mr. Endicott will also enter into ZELTIQ’s standard form of indemnification agreement between ZELTIQ and its directors and executive officers.

On April 20, 2016, Dr. Bryan Roberts, a director of ZELTIQ Aesthetics, Inc., informed the ZELTIQ Board of Directors that he has determined not to stand for reelection as a director at the upcoming annual meeting of stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ AESTHETICS, INC.

Dated: April 26, 2016	By:	/s/ Sergio Garcia
Sergio Garcia
Senior Vice President, General Counsel & Secretary